Exhibit 10.20

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of January 2, 2007 (the “Effective Date”), by and between Marilyn B. Neal (the “Executive”) and Local Insight Media, LLC, a Delaware limited liability company (the “Company,” which term includes any subsidiary, affiliate or successor of Local Insight Media, LLC that may employ Executive from time to time).

RECITALS

WHEREAS, the Company desires to assure itself of the services of the Executive by engaging the Executive to perform services on the terms and subject to the conditions set out in this Agreement; and

WHEREAS, the Executive desires to provide services to the Company on the terms and subject to the conditions set out in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I.

DEFINED TERMS

1.1 Previously Defined Terms. As used herein, each term defined in the first paragraph or Recitals of this Agreement shall have the meaning set forth above.

1.2 Definitions. As used herein, the following terms shall have the following respective meanings:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. As used in the preceding sentence, “control” has the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(b) “Annual Base Salary” has the meaning set forth in Section 3.1.

(c) “Annual Bonus” has the meaning set forth in Section 3.2.

(d) “Board” means the Board of Directors of the Company.

(e) The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i) The Executive’s willful failure to substantially perform the duties set forth in this Agreement (other than any such failure resulting from the Executive’s Disability) which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure;

(ii) The Executive’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board not inconsistent with the terms of this Agreement, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure;

(iii) The Executive’s commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(iv) The Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement; or

(v) The Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof).

(f) “Compensation Committee” means the Compensation Committee of the Board.

(g) “Date of Termination” means: (i) if the Executive’s employment is terminated by her death, the date of her death or (ii) if the Executive’s employment is terminated pursuant to Sections 4.1(b)-(d), either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4.2, whichever is earlier.

(h) “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for a total of three (3) months during any six (6)-month period as a result of incapacity due to physical or mental illness.

(i) “Equity Plan” has the meaning set forth in Section 3.6.

(j) “Executive Bonus Plan” means the Company’s bonus plan, as the same may be amended from time to time.

(k) “Invention” means any idea, invention, discovery, trademark, service mark, improvement, process, design, software program, technique, configuration, methodology, know-how, original work of authorship or other innovation of any kind (whether or not patentable, copyrightable or subject to other legal protection) made, developed, conceived of or reduced to practice by Executive, either alone or jointly with others, during the term of Executive’s employment with the Company (whether or not made, developed, conceived of or reduced to practice during Executive’s normal working hours or while at the Company’s offices) which: (i) arises from or results to any work performed by Executive for the Company; (ii) relates to the Company’s business, operations or processes; or (iii) is made with or using the Company’s equipment, supplies, facilities or Proprietary Information.

(l) “Notice of Termination” has the meaning set forth in Section 4.2.

(m) “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(n) “Proprietary Information” means all information or materials of a confidential or proprietary nature which Executive receives during the course of her employment with the Company or through the use of any of the Company’s facilities or resources, including, without limitation, the following: (i) all information or materials (whether in paper or electronic form or otherwise stored or recorded) relating to the business or operations of the Company or any of its subsidiaries or Affiliates, including, without limitation, business plans and strategies, business processes and procedures, financial information, marketing plans and studies, cost information, price information, quoting procedures, customer and supplier lists, contracts with third parties, purchasing information, correspondence, computer system passwords, employee records, compensation paid to employees and other terms of employment; (ii) all information or materials relating to any software program, invention or technology of the Company or any of its subsidiaries or Affiliates, including, without limitation, source and object codes, algorithms, schematics, flowcharts, logic diagrams, designs, coding sheets, techniques, specifications, technical information, test data, know-how, worksheets and related documentation and manuals; (iii) all other information or materials relating to the business or activities of the Company or any of its subsidiaries or Affiliates which are not generally known to the public (including, without limitation, any information that is marked “Confidential” or “Proprietary”); and (iv) all information or materials received by the Company or any of its subsidiaries or Affiliates from any third party subject to a duty to maintain the confidentiality thereof and to use such information or materials only for certain limited purposes. Notwithstanding the foregoing, the term “Proprietary Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Executive or (ii) was known to Executive at the time of disclosure as shown by her records in existence at the time of disclosure.

(o) “Related Agreements” has the meaning set forth in Section 10.5.

(p) “Section 409A” means Section 409A of the United States Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued with respect thereto.

(q) “Term” has the meaning set forth in Section 2.2.

ARTICLE II.

EMPLOYMENT

2.1 Employment of Executive. The Company hereby agrees to employ the Executive, and the Executive agrees to enter into the employ of the Company, on the terms and subject to the conditions herein provided.

2.2 Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending two (2) years thereafter, unless earlier terminated as provided in Section 4.

2.3 Position and Duties. The Executive shall serve as the Company’s Executive Chairperson with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board. Such duties, responsibilities and authority may include services for one or more subsidiaries or affiliates of the Company. The Executive shall devote substantially all her working time and efforts to the business and affairs of the Company. The Executive agrees to observe and comply with the Company’s rules and policies, as the same may be adopted and amended from time to time.

ARTICLE III.

COMPENSATION AND RELATED MATTERS

3.1 Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $400,000.00 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to increase as determined by the Compensation Committee (the “Annual Base Salary”).

3.2 Bonuses. With respect to each of the Company’s fiscal years that ends during the Term, beginning with the fiscal year ending December 31, 2007, the Executive shall be eligible to receive an annual performance-based bonus (the “Annual Bonus”). If: (i) the Company achieves certain threshold targets (as established by the Compensation Committee in its discretion in accordance with the terms of the Executive Bonus Plan) for the applicable fiscal year, the Executive’s Annual Bonus shall be one hundred percent (100%) of her Annual Base Salary and (ii) the Company achieves certain projected “stretch” targets (as established by the Compensation Committee in its discretion in accordance with the terms of the Executive Bonus Plan) for the applicable fiscal year, the Executive’s Annual Bonus shall be up to one hundred fifty percent (150%) of her Annual Base Salary.

3.3 Benefits. During the Term, the Executive shall be entitled to participate in such employee benefit plans, programs and arrangements which are applicable to the Company’s senior executives as may be adopted by the Company from time to time, subject to the terms and conditions of the applicable employee benefit plan, program or arrangement.

3.4 Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies applicable to executives of the Company. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

3.5 Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by her in the performance of her duties to the Company in accordance with the Company’s expense reimbursement policy.

3.6 Equity Compensation. The Executive shall be eligible to participate in such equity-based compensation plans or programs as may be adopted by the Company from time to time (each, an “Equity Plan”) at such level and in such amounts as may be determined by the Board or the Compensation Committee in its sole discretion, subject to the terms and conditions of the applicable Equity Plan and any award agreement entered into thereunder.

ARTICLE IV.

TERMINATION

4.1 Circumstances. During the Term, the Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) The Executive’s employment hereunder shall terminate upon her death.

(b) If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after the receipt of such notice by the Executive, provided that prior to the effective date of such termination the Executive shall not have returned to full-time performance of her duties.

(c) The Company may terminate the Executive’s employment for Cause.

(d) The Executive may resign her employment for any reason or for no reason.

4.2 Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive pursuant to this Section 4 (other than termination due to death pursuant to Section 4.1(a)) shall be communicated by a written notice to the other party hereto. Such written notice shall: (i) indicate the specific termination provision in this Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specify a Date of Termination which, if submitted by the Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”). Notwithstanding the foregoing, the Company may, in its sole discretion, change the Executive’s proposed Date of Termination to any date following the Company’s receipt of the Executive’s Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter chosen by the Company in its sole discretion. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude or the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

4.3 Company Obligations upon Termination. Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any amount of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid; (ii) any expenses owed to the Executive under Section 3.5; (iii) any accrued vacation pay owed to the Executive pursuant to Section 3.4; and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3.3, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (including, if applicable, any death benefits). Notwithstanding the foregoing, if: (i) the Executive’s employment is terminated due to Disability and (ii) at such time the Company has in place a long-term disability plan, then in lieu of Annual

Base Salary during such period of Disability, Executive shall be entitled to receive the applicable long-term disability benefits pursuant to such plan. Except as set forth in this Section 4.3, the Company shall not be obligated to make any payments to Executive upon the termination of her employment.

ARTICLE V.

NONDISCLOSURE OF PROPRIETARY INFORMATION

5.1 Nondisclosure. The Executive acknowledges that in the course of her employment with the Company, the Executive will have access to Proprietary Information, all of which will be made available to the Executive only in strict confidence. During the Term and following the termination of her employment, the Executive: (i) shall treat all Proprietary Information as strictly confidential; (ii) shall use and/or make copies of Proprietary Information only within the scope of the Executive’s employment with the Company; (iii) shall not, directly or indirectly, disclose, disseminate, publish or reveal any Proprietary Information to any third Person without the Company’s prior written consent; and (iv) shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of any Proprietary Information. The Executive acknowledges that: (i) the Proprietary Information is important to the Company and affects the successful conduct of the business of the Company and its subsidiaries and Affiliates and (ii) any unauthorized disclosure of Proprietary Information will damage the Company’s business.

5.2 Return of Proprietary Information. Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly return to the Company all Proprietary Information in the Executive’s possession, including without limitation all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

5.3 Response to Legal Process. The Executive may respond to a lawful and valid subpoena or other legal process, provided that the Executive shall: (i) give the Company the earliest possible notice thereof; (ii) as far in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought; and (iii) assist such counsel in resisting or otherwise responding to such process.

5.4 Non-Disparagement.

(a) The Executive agrees not to disparage the Company or any or its subsidiaries or Affiliates, any of its or their products or practices, or any of its or their directors, officers, agents, representatives, members or affiliates, either orally or in writing, at any time; provided, however, that the Executive may confer in confidence with her legal representatives and make truthful statements as required by law.

(b) The Company agrees to instruct the members of the Board and the executive officers of the Company not to disparage the Executive, either orally or in writing, at any time; provided, however, that the Company may confer in confidence with its legal representatives and make truthful statements as required by law.

ARTICLE VI.

INJUNCTIVE RELIEF

6.1 Acknowledgment. The Executive acknowledges and agrees that a breach of the covenants contained in Section 5 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief, without the necessity of posting any bond or other security (which is hereby expressly waived by the Executive), in addition to any other relief to which the Company may be entitled.

ARTICLE VII.

INVENTIONS

7.1 Disclosure of Inventions; Assignment. The Executive agrees to promptly disclose and furnish all Inventions to the Company. All Inventions shall be the sole and exclusive property of the Company, whether as “works made for hire” or otherwise, and the Executive hereby irrevocably assigns and transfers to the Company all the Executive’s right, title and interest in and to any and all Inventions. The Executive agrees not to disclose any Invention to any third party without the Company’s prior written consent. The Executive agrees, at the Company’s request (whether during or after the Term) and at the Company’s expense: (i) to execute specific assignments in favor of the Company with respect to any Invention and (ii) to execute such documents and perform such lawful actions as the Company deems necessary or advisable in order to enable the Company to procure, maintain and/or enforce any patent, copyright, trademark or other legal protection (whether in the United States or in any foreign country) relating to any Invention.

7.2 Moral Rights. The Executive hereby irrevocably and forever waives and agrees not to assert any moral rights which the Executive may have in any Invention (including, without limitation, any right of paternity or integrity, any right to claim authorship of such Invention, any right to object to any distortion, mutilation or modification of such Invention or any similar right, whether existing under any United States or any foreign law).

ARTICLE VIII.

MISCELLANEOUS

8.1 Assignment. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign her rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

8.2 Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Colorado, without reference to the principles of conflicts of law of Colorado or any other jurisdiction, and where applicable, the laws of the United States.

8.3 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a) If to the Company:

Local Insight Media, Inc.

8301 South Valley Highway, Third Floor

Englewood, Colorado 80112

Fax: 303-524-1286

Attn: General Counsel

with a copy to:

Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022

Fax: (212) 893-9562

Attn: John Almeida, Jr.

(b) If to the Executive, to the address set forth on the signature page hereto or at any other address as any party shall have specified by notice in writing to the other party.

8.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

8.5 Entire Agreement.

(a) The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including without limitation any term sheet or similar agreement entered into between the Company and the Executive). The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

(b) Without limiting the generality of the foregoing, the letter agreement dated as of June 23, 2006 by and between Executive and CII Acquisition Corp., a wholly owned subsidiary of the Company, is hereby terminated as of the Effective Date.

8.6 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

8.7 No Inconsistent Action. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

8.8 Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

8.9 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in Denver, Colorado in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 5 of this Agreement. Only individuals who are: (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 8.9, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorney’s fees and expenses.

8.10 Enforcement. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect: (i) such provision shall be fully severable; (ii) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a portion of this Agreement; and (iii) the remaining provisions of this Agreement shall not be affected by such invalid, illegal or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such invalid, illegal or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in substance to such invalid, illegal or unenforceable provision as may by possible and be valid, legal and enforceable. In the event any provision of Section 5 shall be determined (pursuant to the dispute resolution procedures set out in Section 8.9) to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined pursuant to the dispute resolution procedures set out in Section 8.9.

8.11 Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

8.12 Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination. Executive’s obligations under this Agreement shall survive the termination of Executive’s employment with the Company and shall thereafter be enforceable, whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Executive by the Company or any Company employee, agent or contractor.

8.13 Executive’s Acknowledgment. The Executive acknowledges that she has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on her own judgment.

8.14 Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable pursuant to this Agreement may be subject to Section 409A, the Company may adopt such amendments to this

Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to: (i) exempt such payments from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to such payments or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LOCAL INSIGHT MEDIA, LLC

By:	/s/ SCOTT A. POMEROY
Scott A. Pomeroy
President and Chief Executive Officer

EXECUTIVE

By:	/s/ MARILYN B. NEAL
Marilyn B. Neal

Residence Address:

1851 Bayview Drive
Tierra Verde, Florida 33715